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                  RESTATED THIRD AMENDMENT TO PARTNERSHIP AGREEMENT

    This Restated Third Amendment is entered into effective as of January 1, 1995 by and among DevelopMed Associates, Inc., an Ohio corporation ("DevelopMed"), and JMAC Properties, Inc., an Ohio corporation ("JMAC Properties").

    WHEREAS, DevelopMed and JMAC Properties are general partners in DevelopMed Operating Company, an Ohio general partnership (the "Partnership") organized pursuant to a Partnership Agreement made on October 18, 1991, to be effective as of October 1, 1991 (the "Partnership Agreement"), as previously amended pursuant to: (i) an Amendment to Partnership Agreement made effective as of April 2, 1992 (the "Amendment"); and (ii) a Memorandum of Agreement made effective as of January 1, 1995 (the "Memorandum Agreement");

    WHEREAS, the parties previously executed a Third Amendment to Partnership Agreement (the "Third Amendment") pursuant to which the economic arrangements described herein initially were agreed to, and the parties desire to simplify the documentation of such previously agreed to economic arrangements; and

    WHEREAS, the parties desire to restate the Third Amendment in its entirety and to thereby amend the Partnership Agreement in certain respects.

    NOW, THEREFORE, the parties hereby agree as follows:

    1. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Partnership Agreement, the Amendment and the Loan Agreement.

    2.   The following amendments shall be made to section 1.2 of the
Agreement:

         (a) The definition of "Net Capital Contribution" shall be amended and restated as follows:

         "Net Capital Contribution" shall at any time mean, with respect to any Interest of any Partner, (i) the Aggregate Capital Contribution made by such Partner to such time less (ii) all prior distributions made to such Partner pursuant to sections 5.1(b)(2), 5.1(b)(3), 5.2(b)(2), 5.2(b)(3),
    5.2(b)(4) and 5.3(b)(2). Each Partner's Net Capital Contribution shall be allocated equally among all Units held by such Partner.

    3. Section 3.3 of the Agreement shall be deleted in its entirety, and the following shall be inserted in its place:

         The Interests shall be divided into 120 Units. The Units shall be allocated among the Partners as follows:

    DevelopMed          40 Units
    JMAC Properties     80 Units

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    4.   The existing provision of section 4.3 shall be designated as section
4.3(a), and the following shall be added as section 4.3(b):

         (b) During calendar year 1995, JMAC Properties shall be required to make additional Required Equity Contributions of cash with respect to its Interest in the aggregate amount of $5,000,000, which shall be payable in U.S. dollars at such times and in such amounts as the Managing Partner shall reasonably determine.

    5. Section 5.1(b)(3) of the Agreement shall be deleted in its entirety and the following shall be inserted in its place:

         (3) Third, to make a distribution to the Partners to the extent of; and in proportion to, each Partner's Net Capital Contribution; and

         (4) Finally, with any remainder among the Partners in proportion to their Units.

    6. Section 6.1(b) shall be deleted in its entirety and the following shall be inserted in its place:

         (b) Any Profit for each period shall be allocated among the Partners in the following order of priority:

         First, if the Net Capital Contribution of any Partner is in excess of the balance of the Capital Account of such Partner, then to all such Partners to the extent of; and in proportion to, such excess of each such Partner; and

         Finally, to all of the Partners in proportion to their Units.

    7. As set forth in the Memorandum Agreement, the parties agree as follows:

         (a) The parties acknowledge and agree that, as of December 31, 1994, JMAC has effected Funding Loans to the Partnership in the aggregate principal amount of $4,209,595, at such times and in such amounts as set forth on Schedule A attached hereto. The proceeds of the Funding Loans have been applied by the Partnership principally for development of the Original Properties and Additional Projects, directly or through affiliated entities. Accrued and unpaid interest on the Funding Loans was $607,180.75 as of December 31, 1994, as set forth on Schedule A attached hereto. The aggregate amount of principal and interest outstanding under the Funding Loans as of December 31, 1994 was $4,816,775.75 (the "Conversion Amount").

         Effective as of January 1, 1995, the Conversion Amount shall be converted to a Capital Contribution and credited to the Capital Account of JMAC Properties. All instruments evidencing the Partnership's obligations as borrower with respect to the Funding Loans, including without limitation the 12% Subordinated Debenture dated October 18, 1991 in the principal amount of $2,500,000 and the 12% Supplemental


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    Subordinated Debenture dated March 11, 1993 in the principal amount of
    $250,000, are hereby deemed paid in full, discharged and canceled as a result of such conversion.

         (b) The parties acknowledge and agree that the DMA Operating Loan evidenced by two (2)12% Subordinated Debentures in the amount of $62,500 each and payable to Richard R. Slager and Alan B. Satterwhite, respectively, principals of DevelopMed, as of December 31, 1994 had an outstanding principal balance in the aggregate amount of $106,666 ($53,333 each), with accrued but unpaid interest of $14,031.78 ($7,015.89 each) through such date. The 12% Subordinated Debenture originally payable to Richard R. Slager previously had been purchased by and assigned to JMAC. Effective as of January 1, 1995, the $120,697.78 of principal and accrued but unpaid interest thereon of the DMA Operating Loan shall be converted to a Capital Contribution, with $60,348.89 credited to the Capital Account of DevelopMed, and $60,348.89 credited to the Capital Account of JMAC Properties. The 12% Subordinated Debentures dated October 18, 1991 are hereby deemed paid in full, discharged and canceled as a result of such conversions. As evidenced by his signature in the Memorandum Agreement, Alan B. Satterwhite has consented to such conversion for the benefit of DevelopMed of $60,348.89 otherwise payable to him.

         (c) The parties acknowledge and agree that the DMA Debenture Loan evidenced by a Debenture dated October 18, 1991 in the original principal amount of $400,000, as of December 31, 1994 had an outstanding principal balance of $400,000, with all interest paid through such date. Effective as of January 1, 1995, the $400,000 principal balance of the DMA Debenture Loan shall be converted to a Capital Contribution and credited to the Capital Account of DevelopMed. The Debenture dated October 18, 1991 is hereby deemed paid in fill, discharged and canceled as a result of such conversion.

    8.   The Third Amendment is hereby restated in its entirety.

    9. Except as otherwise expressly provided herein, the provisions of the Partnership Agreement shall remain in full force and effect.

    10. This agreement may be signed in counterparts, each of which when considered together shall be considered one and the same original.


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    IN WITNESS WHEREOF, the parties hereto have caused this Restated Third
Amendment to be executed effective as of the date first set forth above.

DevelopMed Associates, Inc.



By:
    ----------------------------
    Richard R. Slager, President


JMAC Properties, Inc.


By:
    -----------------------------
    Michael H. Thomas, Vice President


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